Exhibit 99.2
Press Release
For Immediate Release
Beazer Homes Prices Public Offering of
Mandatory Convertible Subordinated Notes
Atlanta, Ga., January 6, 2010 - Beazer Homes USA, Inc. (the “Company”) (NYSE:BZH) (www.beazer.com) today announced that it has priced its previously announced offering of $50 million aggregate principal amount of its 7 1/2% Mandatory Convertible Subordinated Notes due 2013 (the “Notes”).
On the stated maturity date, each Note, unless previously converted, will automatically convert into shares of the Company’s common stock at a conversion rate of not less than 4.4547 shares of the Company’s common stock per $25 principal amount of Notes and not more than 5.4348 shares of the Company’s common stock per $25 principal amount of Notes, depending on the applicable market value of the Company’s common stock and subject in each case to adjustment.
The Notes will be issued pursuant to an effective registration statement that has been previously filed with the Securities and Exchange Commission.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Copies of the prospectus related to this offering may be obtained from the following: Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 (Attention: Prospectus Department; Telephone: (800) 831-9146; E-mail: batprospectusdept@citi.com) or Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010 (Telephone: (800) 221-1037).
Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with continuing operations in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, New Jersey, New Mexico, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas, and Virginia. Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.”

Forward Looking Statements
This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, changing market conditions, the Company’s ability to complete the offerings and the Company’s ability to repurchase its outstanding senior notes from time to time. For more information, see the Company’s filings with the Securities and Exchange Commission, including the preliminary prospectus supplements relating to the proposed offerings.
Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.
CONTACT: Beazer Homes USA, Inc.
Jeff Hoza
Vice President, Treasurer
770-829-3700
jhoza@beazer.com